Flag International Equity 10f3 Transactions
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	NTT DoCoMo	Carphone Warehouse	JSAT
Underwriters	Goldman, NSSB, MSDW, Daiwa, Nomura, DBAB	CSFB, MSDW, Merrill, Warburg, Charthouse	Nomura, Daiwa, MSDW, Merill, NSSB, Warburg
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	9437 JP	CRWHF	JSAT
Is the affiliate a manager or co-manager of offering?	yes	no	no
Name of underwriter or dealer from which purchased	Goldman	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	2/5/2001	7/14/2000	7/25/2000
Total amount of offering sold to QIBs	-	-	-
Total amount of any concurrent public offering	$ 7,136,442,141.00	$ 491,394,302.85	$ 576,436,624
Total	$ 7,136,442,141.00	$ 491,394,302.85	$ 576,436,624
Public offering price	$ 17,841.10	$ 3.00	$ 6,415.54
Sale Price / 1st Day Close	$18,558 (1st Day Close) (+4%)	n/a	n/a
Realized gain/loss on sale	-$62,244 (Realized Loss)* -$407/share (-2.3%)	n/a	n/a
Unrealized gain/loss as of 3/31	($293,542) (Unrealized Loss) $17,396/share (-2.6%)	n/a	n/a
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 176.63 (0.99%)	$ .063 (2.1%)	$ 192.46 (3%)
Shares purchased	787	n/a	n/a
Amount of purchase	$ 14,040,867.00	n/a	n/a
% of offering purchased by fund	0.20%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.20%	n/a	n/a
* Reflects 153 shares sold between 2/9 - 3/31 with an average loss per share of $407.